Exhibit 99.1

REPUBLIC CONTACTS

Media Inquiries: Investor Inquiries:	Will Flower Tod Holmes Ed Lang	(954) 769-6392 (954) 769-2387 (954) 769-3591

Republic Services, Inc. to Return More Cash
to Shareholders During 2004

☐	Quarterly Dividend Per Share to Double to $0.12
☐	Share Repurchase Program Increased to $275 Million
☐	Quarterly Dividend of $0.06 Per Share Declared

Fort Lauderdale, Fla., April 28, 2004 – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors approved a plan to increase the amount of cash returned to its shareholders by doubling the regular dividend and substantially increasing the Company’s 2004 share repurchase program.

Under the plan, the Company’s regular quarterly dividend will double from its current $0.06 to $0.12 per share. Subject to action by the Board of Directors, the Company expects this increased dividend will be payable in October 2004.

The Board of Directors also increased the Company’s 2004 share repurchase program from $200.0 million to $275.0 million.

In addition, the Company’s Board of Directors declared a regular quarterly dividend of $0.06 per share, payable on July 15, 2004 to shareholders of record on July 1, 2004.

Commenting on these actions, the Company’s Chairman and Chief Executive Officer, James E. O’Connor, said “I am extremely pleased with the Company’s focus on operating fundamentals which continues to provide us with extraordinarily strong free cash flow. Our Board of Directors believes that it is extremely important for our shareholders to share in this success through increases in our dividend and share repurchase programs.”

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.